EXHIBIT 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@firstbank-va.com	sbell@firstbank-va.com

News Release
July 22, 2008

FIRST NATIONAL CORPORATION REPORTS 9% INCREASE IN SECOND QUARTER EARNINGS

Strasburg, Virginia (July 22, 2008) --- First National Corporation (OTCBB: FXNC) reported a 9% increase in net income for the second quarter of 2008 compared to the same period in 2007. Net income totaled $1.4 million, or $0.48 per basic and diluted share, for the second quarter of 2008 compared to $1.3 million, or $0.44 per basic and diluted share, for the second quarter of 2007. Harry S. Smith, President and CEO, stated “We are very pleased to report another quarter of improved earnings for our Company considering the tough economic environment. Although the Federal Reserve has lowered the federal funds rate by 325 basis points during the last twelve months, profitability has improved. The balance sheet was well-positioned for these rate changes while we experienced slight growth in earning assets. In addition, noninterest income improved primarily from trust and asset management services that generated higher levels of revenue. We have been diligent in managing noninterest expenses, and as a result, expenses increased only 2% when compared to the second quarter of 2007. The Company has continued to maintain a higher allowance for potential loan losses during the second quarter. The allowance was substantially increased during the first quarter of this year to reflect higher levels of non-performing assets and the declining real estate market. We will continue to focus on asset quality and will remain especially diligent with expenditures during this environment.”

Earnings improved 9% in the second quarter of 2008 compared to the same period in 2007 due to a 3% increase in net interest income and a 7% increase in noninterest income, offset by a 2% increase in noninterest expense and an increase in the provision for loan losses. Return on assets and return on equity were 1.05% and 14.23%, respectively, for the second quarter of 2008 compared to 0.98% and 15.10% for the same quarter in 2007. Total assets increased $10.9 million or 2% during the last twelve months to $540.2 million at June 30, 2008 compared to $529.2 million one year ago. In addition, the Company’s trust and investment advisory group had assets under management of $208.2 million at June 30, 2008.

Net interest income increased 3% to $4.6 million for the second quarter of 2008 compared to $4.4 million for the same quarter of 2007. This increase was a result of a 5 basis point increase in the net interest margin and an $11.5 million increase in average interest-earning assets when comparing the two periods. The improvement in the margin was due to the decrease in costs of interest-bearing liabilities that exceeded the decrease in the yield on interest-earning assets. These decreases resulted from lower market rates during the second quarter of 2008 compared to the same period in 2007.

Noninterest income increased 7% to $1.5 million for the second quarter of 2008, compared to $1.4 million for the same quarter of 2007. Fees for other customer services increased 29% to $773 thousand for the second quarter of 2008, compared to $601 thousand for the same period in 2007. This increase resulted from an increase in fee income from trust and asset management services, loan fees, and ATM and check card fees. Service charge income decreased 8% to $708 thousand for the second quarter of 2008, compared to $772 thousand for the same period in 2007 primarily due to a decrease in overdraft fee income. Noninterest expense increased 2% to $4.0 million for the second quarter of 2008 compared to $3.9 million for the same period in 2007.

Net charge-offs were $77 thousand for the second quarter of 2008, compared to $32 thousand for the second quarter of 2007. Non-performing assets totaled $8.0 million compared to $1.6 million one year ago. Loan growth and net charge-offs resulted

in a loan loss provision of $84 thousand in the second quarter of 2008 compared to $67 thousand for the same period in 2007.   The allowance for loan losses totaled $4.5 million or 0.99% of total loans at June 30, 2008, compared to $4.0 million or 0.92% of total loans at June 30, 2007 due to higher non-performing asset balances and less favorable economic conditions.

For the six months ended June 30, 2008, net income was $2.8 million or $0.97 per basic and diluted share. This was a 5% increase compared to $2.7 million in net income or $0.92 per basic and diluted share for the same period in 2007. Return on assets was 1.05% for the six months ended June 30, 2008 compared to 1.04% for the same period in 2007, and return on equity was 14.45% for the six months ended June 30, 2008 compared to 16.13% for the same period in 2007.

Net interest income increased 6% to $9.2 million for the six months ended June 30, 2008 compared to $8.8 million for the same period in 2007. This increase was the result of a 9 basis point increase in the net interest margin and a $14.4 million increase in average interest-earning assets when comparing the two periods. The net interest margin was 3.73% for the six months ended June 30, 2008, compared to 3.64% for the same period in 2007.

Noninterest income increased 11% to $3.0 million for the six months ended June 30, 2008 from $2.7 million for the same period in 2007. Fees for other customer services increased 22% to $1.4 million compared to $1.2 million for the same period in 2007. This increase was attributable to increases in fee income from trust and asset management services and ATM and check card fees. Noninterest expense increased 5% to $7.8 million for the six months ended June 30, 2008, compared to $7.5 million for the same period in 2007 from higher salary expenses in 2008. The additional expense was primarily from annual salary adjustments.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.firstbank-va.com, as filed with the Securities and Exchange Commission.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest and dividend income
Interest and fees on loans	$ 6,882	$ 8,065	$ 14,600	$ 16,018
Interest on federal funds sold	2	10	8	24
Interest on deposits in banks	12	25	30	50
Interest and dividends on securities available for sale:
Taxable interest	489	535	1,004	1,070
Tax-exempt interest	131	116	264	231
Dividends	48	48	98	95
Total interest and dividend income	$ 7,564	$ 8,799	$ 16,004	$ 17,488

Interest expense
Interest on deposits	$ 2,339	$ 3,551	$ 5,372	$ 7,093
Interest on federal funds purchased	49	41	68	80
Interest on company obligated mandatorily redeemable capital securities	142	238	365	474
Interest on other borrowings	454	538	967	1,088
Total interest expense	$ 2,984	$ 4,368	$ 6,772	$ 8,735

Net interest income	$ 4,580	$ 4,431	$ 9,232	$ 8,753
Provision for loan losses	84	67	354	67
Net interest income after provision for loan losses	$ 4,496	$ 4,364	$ 8,878	$ 8,686

Noninterest income
Service charges	$ 708	$ 772	$ 1,406	$ 1,391
Fees for other customer services	773	601	1,440	1,177
Gains on sale of loans	32	52	69	125
Gains on sale of securities available for sale	2	-	2	-
Gains on sale of premises and equipment	-	1	-	1
Other operating income	20	14	118	36
Total noninterest income	$ 1,535	$ 1,440	$ 3,035	$ 2,730

Noninterest expense
Salaries and employee benefits	$ 2,218	$ 2,207	$ 4,321	$ 4,073
Occupancy	274	228	524	474
Equipment	344	310	691	628
Other operating expense	1,141	1,166	2,258	2,275
Total noninterest expense	$ 3,977	$ 3,911	$ 7,794	$ 7,450

Income before income taxes	$ 2,054	$ 1,893	$ 4,119	$ 3,966
Provision for income taxes	654	613	1,304	1,283
Net income	$ 1,400	$ 1,280	$ 2,815	$ 2,683

Share and Per Share Data
Net income, basic and diluted	$ 0.48	$ 0.44	$ 0.97	$ 0.92
Shares outstanding at period end	2,922,860	2,922,860	2,922,860	2,922,860
Weighted average shares, basic and diluted	2,912,172	2,905,574	2,911,323	2,904,786
Book value at period end	$ 13.49	$ 11.64	$ 13.49	$ 11.64
Cash dividends	$ 0.14	$ 0.13	$ 0.28	$ 0.26

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Key Performance Ratios
Return on average assets	1.05%	0.98%	1.05%	1.04%
Return on average equity	14.23%	15.10%	14.45%	16.13%
Net interest margin	3.71%	3.66%	3.73%	3.64%
Efficiency ratio (1)	64.24%	65.81%	62.74%	64.08%

Asset Quality
Loan charge-offs	$ 147	$ 81	$ 224	$ 153
Loan recoveries	70	49	143	105
Net charge-offs	77	32	81	48
Non-accrual loans	6,464	186	6,464	186
Nonperforming assets	7,959	1,618	7,959	1,618
Repossessed assets	32	61	32	61

Average Balances
Average assets	$ 534,440	$ 522,334	$ 536,485	$ 521,440
Average earning assets	504,515	493,062	506,705	492,289
Average shareholders’ equity	39,557	34,013	39,181	33,558
			(unaudited)
			June 30, 2008	June 30, 2007
Capital Ratios
Tier 1 capital			$ 49,608	$ 48,127
Total capital			54,088	52,124
Total capital to risk-weighted assets			11.58%	11.92%
Tier 1 capital to risk-weighted assets			10.62%	11.01%
Leverage ratio			9.28%	9.22%

Balance Sheet
Cash and due from banks			$ 8,783	$ 8,583
Interest-bearing deposits in banks			2,174	3,811
Securities available for sale, at fair value			56,286	60,564
Loans held for sale			457	398
Loans, net of allowance for loan losses			445,359	430,250
Premises and equipment, net			21,205	18,646
Interest receivable			1,834	2,064
Other assets			4,061	4,919
Total assets			$ 540,159	$ 529,235

Noninterest-bearing demand deposits			$ 89,040	$ 82,561
Savings and interest-bearing demand deposits			153,742	178,852
Time deposits			182,886	172,818
Total deposits			$ 425,668	$ 434,231
Federal funds purchased			7,753	5,260
Other borrowings			56,499	40,690
Company obligated mandatorily redeemable capital securities			9,279	12,372
Accrued expenses and other liabilities			1,524	2,652
Total liabilities			$ 500,723	$ 495,205

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	June 30, 2008	June 30, 2007
Balance Sheet (continued)
Common stock	$ 3,653	$ 3,653
Surplus	1,435	1,464
Retained earnings	35,311	31,032
Unearned ESOP shares	(324)	(495)
Accumulated other comprehensive loss, net	(639)	(1,624)
Total shareholders’ equity	$ 39,436	$ 34,030

Total liabilities and shareholders’ equity	$ 540,159	$ 529,235

Loan Data
Mortgage loans on real estate:
Construction	$ 71,574	$ 69,938
Secured by farm land	1,738	1,763
Secured by 1-4 family residential	110,989	108,565
Other real estate loans	192,228	174,687
Loans to farmers (except those secured by real estate)	2,487	2,198
Commercial and industrial loans (except those secured by real estate)	53,602	50,684
Consumer installment loans	16,188	20,993
Deposit overdrafts	307	493
All other loans	726	4,926
Total loans	$ 449,839	$ 434,247
Allowance for loan losses	4,480	3,997
Loans, net	$ 445,359	$ 430,250

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2008 and 2007 was 34%.  Net interest income on a tax equivalent basis was $4,658 and $4,503 for the three months ended June 30, 2008 and 2007, respectively, and $9,390 and $8,896 for the six months ended June 30, 2008 and 2007, respectively. Noninterest income excluding securities gains and losses was $1,533 and $1,440 for the three months ended June 30, 2008 and 2007, respectively, and $3,033 and $2,730 for the six months ended June 30, 2008 and 2007, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.